ABSC NC 2006-HE4

Asset Backed Securities Portfolio Analysis

4,726 records

Balance: 909,199,782

All records

Selection Criteria: All records

Table of Contents

1. IO Loans

2. Low Bal

3. Coupon

4. Occupancy Status

5. Lien

6. Documentation

7. Property Type

1. IO Loans

												% Full	% Stated	% Limited
IO Loans	Number of Loans	Balance	WA LTV	Min LTV	Max LTV	WA DTI	Min DTI	Max DTI	WA FICO	Min FICO	Max FICO	Documentation	Documentation	Documentation
N	4,568	863,064,542.95	82.03	14.29	100	42.21	1.19	71.57	616	500	813	57.08	41.29	1.63
Y	158	46,135,238.55	82.91	53.99	95	42.71	11.48	56.23	648	561	786	66.07	30.37	3.56
Total:	4,726	909,199,781.50	82.08	14.29	100	42.24	1.19	71.57	618	500	813	57.53	40.73	1.73

2. Low Bal

												% Full	% Stated	% Limited
Low Bal	Number of Loans	Balance	WA LTV	Min LTV	Max LTV	WA DTI	Min DTI	Max DTI	WA FICO	Min FICO	Max FICO	Documentation	Documentation	Documentation
< 50K	525	16,290,382.73	97.58	18.87	100	40.66	10.38	57.51	623	502	794	72.7	26.48	0.83
btw 50 – 100	968	73,675,723.97	84.5	14.29	100	39.38	1.19	71.57	609	500	797	67.06	31.82	1.12
Other	3,233	819,233,674.81	81.55	21.55	100	42.53	3.07	59.34	618	500	813	56.38	41.82	1.8
Total:	4,726	909,199,781.50	82.08	14.29	100	42.24	1.19	71.57	618	500	813	57.53	40.73	1.73

3. Coupon

												% Full	% Stated	% Limited
Coupon	Number of Loans	Balance	WA LTV	Min LTV	Max LTV	WA DTI	Min DTI	Max DTI	WA FICO	Min FICO	Max FICO	Documentation	Documentation	Documentation
<= 7.999%	1,679	424,186,498.78	80.37	19.4	100	42.29	1.19	71.57	634	501	813	71.6	26.07	2.33
8.000% - 8.999%	1,203	255,312,324.78	81.35	17.47	100	42.68	5.54	58.88	606	500	797	52.76	46.21	1.03
9.000% - 9.999%	795	131,458,333.78	83.69	14.29	100	41.54	3.07	55.63	596	500	804	40.21	58.2	1.59
>= 10.000%	1,049	98,242,624.15	89.14	22.83	100	41.8	2.32	57.51	607	500	797	32.38	66.46	1.16
Total:	4,726	909,199,781.50	82.08	14.29	100	42.24	1.19	71.57	618	500	813	57.53	40.73	1.73

4. Occupancy Status

												% Full	% Stated	% Limited
Occupancy Status	Number of Loans	Balance	WA LTV	Min LTV	Max LTV	WA DTI	Min DTI	Max DTI	WA FICO	Min FICO	Max FICO	Documentation	Documentation	Documentation
Investment Property	226	40,602,070.00	83.81	23.08	95	38.26	1.19	59.05	650	508	797	42.03	56.79	1.18
Primary Residence	4,344	839,912,354.43	81.96	14.29	100	42.44	2.32	71.57	614	500	813	59.31	38.9	1.79
Second Home	156	28,685,357.06	82.96	52.48	100	42.06	17.05	56.89	675	524	804	27.62	71.67	0.71
Total:	4,726	909,199,781.50	82.08	14.29	100	42.24	1.19	71.57	618	500	813	57.53	40.73	1.73

5. Lien

												% Full	% Stated	% Limited
Lien	Number of Loans	Balance	WA LTV	Min LTV	Max LTV	WA DTI	Min DTI	Max DTI	WA FICO	Min FICO	Max FICO	Documentation	Documentation	Documentation
1	3,862	862,359,119.93	81.11	14.29	100	42.24	1.19	71.57	616	500	813	58.05	40.26	1.69
2	864	46,840,661.57	99.83	84.54	100	42.31	2.32	57.51	648	572	794	48.08	49.41	2.52
Total:	4,726	909,199,781.50	82.08	14.29	100	42.24	1.19	71.57	618	500	813	57.53	40.73	1.73

6. Documentation

												% Full	% Stated	% Limited
Documentation	Number of Loans	Balance	WA LTV	Min LTV	Max LTV	WA DTI	Min DTI	Max DTI	WA FICO	Min FICO	Max FICO	Documentation	Documentation	Documentation
Full Doc – 1yr W2	1,195	222,369,355.46	81.7	17.47	100	42.49	2.32	59.34	601	500	813	100	0	0
Full Doc – 12 M BK STMTS	262	59,200,528.43	83.8	39.02	100	37.84	5.54	54.96	622	504	782	100	0	0
Full Doc – 2yr W2/Tax Returns	1,523	240,166,611.32	81.95	18.87	100	42.27	1.19	71.57	602	500	800	100	0	0
Full Doc – 24 M BK STMTS	11	1,369,967.68	86.13	70	100	34.78	19.92	53.54	620	525	712	100	0	0
Limited Doc – 6 M BK STMTS	67	15,734,489.45	83	26	100	39.67	8.77	54.84	622	500	750	0	0	100
Stated Doc	1,668	370,358,829.16	82.05	14.29	100	42.9	6.18	56.89	637	500	804	0	100	0
Total:	4,726	909,199,781.50	82.08	14.29	100	42.24	1.19	71.57	618	500	813	57.53	40.73	1.73

7. Property Type

												% Full	% Stated	% Limited
Property Type	Number of Loans	Balance	WA LTV	Min LTV	Max LTV	WA DTI	Min DTI	Max DTI	WA FICO	Min FICO	Max FICO	Documentation	Documentation	Documentation
2-4 Unit	287	87,008,378.49	81.79	23.08	100	43.62	11.35	59.02	632	502	787	51.75	47.26	0.99
Condo	320	58,013,912.62	83.59	27.59	100	41.91	7.08	56.34	634	511	785	55.1	44.37	0.53
PUD - Attached	121	19,111,674.93	82.25	44.44	100	40.45	19.15	54.83	621	501	788	58.49	39.44	2.07
PUD - Detached	488	104,036,244.06	82.9	26	100	42.14	2.32	57.91	617	500	783	59.64	38.44	1.92
Single Family	3,510	641,029,571.41	81.84	14.29	100	42.15	1.19	71.57	614	500	813	58.17	39.93	1.9
Total:	4,726	909,199,781.50	82.08	14.29	100	42.24	1.19	71.57	618	500	813	57.53	40.73	1.73

Credit Suisse

11 Madison Avenue

New York, New York 10010

www.credit-suisse.com

4/18/2006 17:14

The depositor has filed a registration statement (including aprospectus) with the SEC for the offering to which this free writingprospectus relates. Before you invest, you should read the prospectus inthat registration statement and other documents the depositor has filedwith the SEC for more complete information about the depositor and thisoffering. You may get these documents for free by visiting EDGAR on theSEC Web site at www.sec.gov. Alternatively, the depositor, anyunderwriter or any dealer participating in the offering will arrange tosend you the prospectus if you request it by calling toll-free1-800-221-1037.This free writing prospectus is not required to contain all informationthat is required to be included in the base prospectus and theprospectus supplement. The information in this free writing prospectusis preliminary and is subject to completion or change. The informationin this free writing prospectus, if conveyed prior to the time of yourcommitment to purchase, supersedes information contained in any priorsimilar free writing prospectus relating to these securities.This free writing prospectus is being delivered to you solely to provideyou with information about the offering of the mortgage-backedsecurities referred to in this free writing prospectus and to solicit anindication of your interest in purchasing such securities, when, as andif issued. Any such indication of interest will not constitute acontractual commitment by you to purchase any of the securities. Youmay withdraw your indication of interest at any time.The information in this free writing prospectus may be based onpreliminary assumptions about the pool assets and the structure. Anysuch assumptions are subject to change. The information in this free writing prospectus may reflect parameters,metrics or scenarios specifically requested by you. If so, prior to thetime of your commitment to purchase, you should request updatedinformation based on any parameters, metrics or scenarios specificallyrequired by you. Neither the issuer of the securities nor any of its affiliates prepared,provided, approved or verified any statistical or numerical informationpresented in this free writing prospectus, although that information maybe based in part on loan level data provided by the issuer or itsaffiliates.